Sound Financial Bancorp, Inc. Q1 2026 Results
Seattle, WA, April 28, 2026 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.6 million for the quarter ended March 31, 2026, or $0.61 diluted earnings per share, compared to net income of $2.2 million, or $0.87 diluted earnings per share, for the quarter ended December 31, 2025, and $1.2 million, or $0.45 diluted earnings per share, for the quarter ended March 31, 2025. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.21 per share, payable on May 26, 2026 to stockholders of record as of the close of business on May 11, 2026.

Comments from the Chief Executive Officer and President / Chief Financial Officer
“Economic uncertainty and elevated interest rates tempered loan demand in the first quarter. Nevertheless, we continued to generate solid deposit growth, with total deposits increasing $19.6 million during the quarter and $58.2 million over the past year, reflecting the strength of our customer relationships and franchise. We were also pleased to be ranked fourth in the Puget Sound Business Journal’s April 11, 2025 list of fastest-growing banks in Washington state based on deposit growth. Our continued ability to grow relationships, improve profitability and perform well despite external pressures reflects the dedication of our bankers and the trust our customers place in us.” remarked Laurie Stewart, Chief Executive Officer.

"Our first quarter results demonstrate improving earnings capacity as margin expansion and balance sheet growth offset seasonal expense patterns,” said Wes Ochs, President and Chief Financial Officer. “Net interest income increased sequentially and year‑over‑year, both loans and deposits grew meaningfully during the quarter, and liquidity strengthened, providing flexibility to support loan demand.”

Mr. Ochs added, “While credit metrics declined modestly during the quarter, nonperforming assets remain manageable and reserves continue to reflect the underlying risk characteristics of the portfolio. With improving funding dynamics and a healthy capital position, we remain focused on sustainable long‑term performance.”

Q1 2026 Financial Performance
Total assets increased $19.9 million or 1.8% to $1.11 billion at March 31, 2026, from $1.09 billion at December 31, 2025, and increased $42.9 million or 4.0% from $1.07 billion at March 31, 2025.
Net interest income increased $385 thousand or 4.4% to $9.0 million for the quarter ended March 31, 2026, from $8.7 million for the quarter ended December 31, 2025, and increased $976 thousand or 12.1% from $8.1 million for the quarter ended March 31, 2025.

Net interest margin ("NIM"), annualized, was 3.49% for the quarter ended March 31, 2026, compared to 3.36% for the quarter ended December 31, 2025 and 3.25% for the quarter ended March 31, 2025.
Loans held-for-portfolio increased $16.0 million or 1.8% to $921.5 million at March 31, 2026, compared to $905.5 million at December 31, 2025, and increased $35.3 million or 4.0% from $886.2 million at March 31, 2025.

A $123 thousand provision for credit losses was recorded for the quarter ended March 31, 2026, compared to a $104 thousand provision for the quarter ended December 31, 2025, and a $203 thousand release of provision for the quarter ended March 31, 2025. The allowance for credit losses on loans to total loans outstanding was 0.94% at March 31, 2026, compared to 0.95% at both December 31, 2025 and March 31, 2025.

Total deposits increased $19.6 million or 2.1% to $968.5 million at March 31, 2026, from $948.9 million at December 31, 2025, and increased $58.2 million or 6.4% from $910.3 million at March 31, 2025. Noninterest-bearing deposits decreased $1.5 million or 1.1% to $131.1 million at March 31, 2026 compared to $132.6 million at December 31, 2025, and increased $4.4 million or 3.5% from $126.7 million at March 31, 2025.

Total noninterest income increased $43 thousand or 5.0% to $910 thousand for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and decreased $188 thousand or 17.1% compared to the quarter ended March 31, 2025.

The loans-to-deposits ratio was 95.4% at March 31, 2026, compared to 95.7% at December 31, 2025 and 97.5% at March 31, 2025.

Total noninterest expense increased $1.0 million or 15.1% to $7.9 million for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025, and decreased $40 thousand or 0.5% compared to the quarter ended March 31, 2025.

Total nonperforming loans increased $1.6 million or 27.6% to $7.4 million at March 31, 2026, from $5.8 million at December 31, 2025, and decreased $2.3 million or 23.6% from $9.7 million at March 31, 2025. Nonperforming loans to total loans was 0.80% and the allowance for credit losses on loans to total nonperforming loans was 117.02% at March 31, 2026.

The Bank maintained capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at March 31, 2026.

Operating Results
Net Interest Income after Provision for Credit Losses

	For the Quarter Ended			Q1 2026 vs. Q4 2025		Q1 2026 vs. Q1 2025
	March 31, 2026	December 31, 2025	March 31, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,465	$14,284	$13,706	$181	1.3%	$759	5.5%
Interest expense	5,418	5,622	5,635	(204)	(3.6)%	(217)	(3.9)%
Net interest income	9,047	8,662	8,071	385	4.4%	976	12.1%
Provision for credit losses	123	104	(203)	19	18.3%	326	(160.6)%
Net interest income after provision for credit losses	8,924	8,558	8,274	366	4.3%	650	7.9%
Q1 2026 vs. Q4 2025
Interest income increased $181 thousand, or 1.3%, to $14.5 million for the quarter ended March 31, 2026, compared to $14.3 million for the quarter ended December 31, 2025. The increase was primarily due to higher average balance of loans, investments, interest earning cash, and a 14 basis point increase in the average yield on loans, offset by a 145 basis point decline in the average yield on investments and a 28 basis point decline in the average yield interest-earning cash.
Interest income on loans increased $152 thousand, or 1.2%, to $13.3 million for the quarter ended March 31, 2026, compared to $13.2 million for the quarter ended December 31, 2025. The average balance of total loans was $914.1 million for the quarter ended March 31, 2026, compared to $905.8 million for the quarter ended December 31, 2025. The increase in the average balance of total loans was primarily due to growth in construction and land loans and home equity loans, partially offset by declines in one-to-four family loans, floating home loans and other consumer loans. The average balances for commercial and multifamily loans, manufactured home and commercial business loans remained relatively unchanged from the prior quarter. The average yield on total loans was 5.90% for the quarter ended March 31, 2026, up from 5.76% for the quarter ended December 31, 2025. This increase in yield was primarily due to new loan originations at higher rates during the current quarter.
Interest income on investments was $97 thousand for the quarter ended March 31, 2026, compared to $122 thousand for the quarter ended December 31, 2025. The decrease in interest income was primarily due to a 145 basis point decline in average yield, partially offset by an increase in the average balance of investments. Interest income on interest-earning cash increased modestly to $1.1 million for the quarter ended March 31, 2026, compared to $1.0 million for quarter ended December 31, 2025, reflecting a higher average balance partially offset by a lower average yield.
Interest expense decreased $204 thousand or 3.6%, to $5.4 million for the quarter ended March 31, 2026, compared to the quarter ended December 31, 2025. The decrease was primarily the result of lower borrowings, as well as lower average rates paid on all categories of interest-bearing deposits, subordinated debt, and borrowings, generally reflecting lower market interest rates. These decreases were partially offset by higher average balances of savings and money market accounts and certificate accounts. The average cost of deposits was 2.19% for the quarter ended March 31, 2026, down from 2.26% for the quarter ended December 31, 2025, as higher costing deposits repriced lower due to market interest rate decreases from September 2025 through March 2026. Interest expense on FHLB advances was lower during the current quarter compared to the prior quarter due to the repayment of a maturing advance late in the prior quarter.
Net interest margin, annualized, increased to 3.49% for the quarter ended March 31, 2026, from 3.36% for the quarter ended December 31, 2025, primarily due to lower funding costs and an increase in the average balance of and rates paid on loans receivable.
A provision for credit losses of $123 thousand was recorded for the quarter ended March 31, 2026, consisting of a provision for credit losses on loans of $49 thousand and provision for credit losses on unfunded loan commitments of $74 thousand. This compared to a provision for credit losses of $104 thousand for the quarter ended December 31, 2025, consisting of a provision for credit losses on loans of $68 thousand and provision for credit losses on unfunded loan commitments of $36 thousand. The increase in the provision for credit losses for the quarter ended March 31, 2026 compared to the quarter ended December 31, 2025 primarily reflects an increase in higher risk loan balances during the quarter, mainly construction and land loans, and an increase in unfunded loan commitments. Additionally, new qualitative adjustments were added to all commercial loan categories related to economic uncertainty surrounding geopolitical events as well as adjustments for volume of past due and adversely risk rated home equity and multifamily loans, as compared to economic uncertainty adjustments applied only to the consumer segments previously. These increases were partially offset by improvement in other consumer past due loans and commercial construction collateral values. Other qualitative adjustments were largely applied to the same segments at a similar risk adjustment compared to the quarter ended December 31, 2025. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and the anticipated effects of economic trends on borrowers' ability to repay.
Q1 2026 vs. Q1 2025
Interest income on loans increased $719 thousand, or 5.7%, to $13.3 million for the quarter ended March 31, 2026, compared to $12.6 million for the quarter ended March 31, 2025. The average balance of total loans was $914.1 million for the quarter ended March 31, 2026, up from $896.8 million for the quarter ended March 31, 2025. The average yield on total loans was 5.90% for the quarter ended March 31, 2026, up from 5.69% for the quarter ended March 31, 2025.
Interest income on investments was $97 thousand for the quarter ended March 31, 2026, compared to $108 thousand for the quarter ended March 31, 2025. The decrease in interest income was primarily due to an 88 basis point decline in average yield, partially offset by an increase in the average balance of investments. Interest income on interest-earning cash increased $51 thousand to $1.1 million for the quarter ended March 31, 2026, compared to $1.0 million for the quarter ended March 31, 2025. The increase was a result of higher average balance of interest-earning cash, partially offset by lower average yield due to a reduction in the average rate paid on interest-earning cash.
Interest expense decreased $217 thousand, or 3.9%, to $5.4 million for the quarter ended March 31, 2026, compared to $5.6 million for the quarter ended March 31, 2025. The decrease was primarily the result of a $15.0 million decrease in the average balance of interest-bearing demand and NOW accounts and a $14.4 million decrease in the average balance of FHLB advances, as well as lower average rates paid on all categories of interest-bearing deposits and borrowings reflecting lower market interest rates. During the fourth quarter of 2025, we paid down our subordinated debt by $4.0 million and repaid $15.0 million of FHLB borrowings that were scheduled to mature in January 2026. These average-balance decreases were partially offset by a $56.2 million increase in the average balance of savings and money market accounts, an $8.4 million increase in the average balance of certificate accounts, and an increase in the rate paid on subordinated debt. The average cost of deposits was 2.19% for the quarter ended March 31, 2026, down from 2.37% for the quarter ended March 31, 2025. The average cost of subordinated debt was 9.66% for the quarter ended March 31, 2026, up from 5.79% for the quarter ended March 31, 2025, due to the debt converting to a variable-rate instrument that reprices on a quarterly basis from the previous fixed-rate period. The average cost of FHLB advances was 4.15% for the quarter ended March 31, 2026, down from 4.25% for the quarter ended March 31, 2025, due to repayment of $15.0 million of advances during the fourth quarter of 2025.
Net interest margin, annualized, increased to 3.49% for the quarter ended March 31, 2026, from 3.25% for the quarter ended March 31, 2025, reflecting both higher interest income and lower funding costs.
A provision for credit losses of $123 thousand was recorded for the quarter ended March 31, 2026, consisting of a provision for credit losses on loans of $49 thousand and a provision for credit losses on unfunded loan commitments of $74 thousand. This compared to a release of provision for credit losses of $203 thousand for the quarter ended March 31, 2025, consisting of a release of provision for credit losses on loans of $85 thousand and a release of provision for credit losses on unfunded loan commitments of $118 thousand. The larger provision in the current quarter compared to the same quarter last year resulted primarily from the annual updates to the model assumptions, a larger loan portfolio, as well as additional qualitative adjustments applied to the commercial loan segment, reflecting increased uncertainty in market conditions surrounding geopolitical events, in addition to the uncertainty adjustment tied to the impact of tariffs and other external factors affecting our clients already applied to our consumer portfolio. Expected credit loss estimates consider various factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.

Noninterest Income

	For the Quarter Ended			Q1 2026 vs. Q4 2025		Q1 2026 vs. Q1 2025
	March 31, 2026	December 31, 2025	March 31, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$624	$649	$684	$(25)	(3.9)%	$(60)	(8.8)%
Earnings on bank-owned life insurance (“BOLI”)	130	189	195	(59)	(31.2)%	(65)	(33.3)%
Mortgage servicing income	248	253	269	(5)	(2.0)%	(21)	(7.8)%
Fair value adjustment on mortgage servicing rights	(140)	(160)	(99)	20	(12.5)%	(41)	41.4%
Net gain on sale of loans	101	73	49	28	38.4%	52	106.1%
Other income	(53)	(137)	—	84	(61.3)%	(53)	—%
Total noninterest income	$910	$867	$1,098	$43	5.0%	$(188)	(17.1)%
Q1 2026 vs. Q4 2025
Noninterest income during the current quarter compared to the quarter ended December 31, 2025 increased by $43 thousand or 5.0%. There were fluctuations within certain income categories as noted below:
•an $84 thousand increase in other income due to lower estimated costs associated with closing our Tacoma branch in the current quarter compared to losses recognized on the disposal of Integrated Teller Machines (ITMs) decommissioned or replaced in the prior quarter;
•a $28 thousand increase in net gain on sale of loans, primarily related to a higher volume of loans sold; and
•a $20 thousand increase in the fair value adjustment on mortgage servicing rights, primarily reflecting changes in valuation assumptions associated with the prepayment speeds and interest rate declines applied to a smaller servicing portfolio, which led to a lower reduction in the portfolio fair value than in the prior quarter.

These increases were partially offset by:

•a $59 thousand decrease in earnings on BOLI, primarily due to fluctuations in market interest rates; and
•a $25 thousand decrease in service charges and fee income, primarily due to lower interchange income partially related to seasonal swipe activity in the fourth quarter of 2025 being higher during the holiday season.

Loans sold during the quarter ended March 31, 2026, totaled $6.1 million, compared to $4.1 million during the quarter ended December 31, 2025. The change primarily relates to the seasonal timing of loan sales and loan activity, which typically slows down in the fourth quarter.

Q1 2026 vs. Q1 2025
Noninterest income decreased $188 thousand, or 17.1% during the current quarter compared to the quarter ended March 31, 2025, primarily as a result of:
•a $60 thousand decrease in service charges and fee income, primarily due to the timing of the recognition of the annual volume incentive paid by Mastercard in 2025 and 2026;
•a $65 thousand decrease in earnings from BOLI, primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter of 2025, with the benefit of improved yields continuing into the current quarter, partially offset by lower market interest rates in the current quarter;
•a $21 thousand decrease in mortgage servicing income as a result of a smaller servicing portfolio;
•a $41 thousand decline in the fair value adjustment on mortgage servicing rights due to an overall smaller servicing portfolio and changes in valuation assumptions associated with the cost to service loans and interest rate movements compared to the prior year; and
•a $53 thousand decrease in other income due to estimated Tacoma branch closure expenditures in the current quarter.

These decreases were partially offset by a $52 thousand increase in net gain on sale of loans due to an increase in the volume of loans sold.

Noninterest Expense

	For the Quarter Ended			Q1 2026 vs. Q4 2025		Q1 2026 vs. Q1 2025
	March 31, 2026	December 31, 2025	March 31, 2025	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,458	$3,533	$4,595	$925	26.2%	$(137)	(3.0)%
Operations	1,501	1,683	1,365	(182)	(10.8)%	136	10.0%
Regulatory assessments	198	(53)	221	251	(473.6)%	(23)	(10.4)%
Occupancy	427	460	437	(33)	(7.2)%	(10)	(2.3)%
Data processing	1,287	1,200	1,293	87	7.3%	(6)	(0.5)%
Net loss (gain) on OREO and repossessed assets	3	17	3	(14)	(82.4)%	—	—%
Total noninterest expense	$7,874	$6,840	$7,914	$1,034	15.1%	$(40)	(0.5)%
Q1 2026 vs. Q4 2025
The increase in noninterest expense during the current quarter compared to the quarter ended December 31, 2025 was primarily related to:
•a $925 thousand increase in salaries and benefits due to a higher salaries expense, partially due to accrual reversals in the fourth quarter 2025, higher incentive expense, higher payroll taxes related to annual bonus payments, and higher expenses related to our employee stock ownership plan resulting from the strategic decision to reduce the amount purchased in the fourth quarter of 2025, thereby reducing the expense in the fourth quarter;
•a $251 thousand increase in regulatory assessments primarily due to the downward revision of estimated accrued expense in the fourth quarter of 2025, which resulted from lower than expected exam costs and reduced quarterly assessments due to a lower rate applied to a lower average asset balance with no corresponding true-up in the current quarter; and
•an $87 thousand increase in data processing, primarily due to a vendor reimbursement during the prior quarter and higher processing costs related to some of our software vendors partially due to the addition of new features, such as fraud detection software, which has resulted in lower operational losses in our operations line item.
These increases were partially offset by:
•a $182 thousand decrease in operations expense, primarily due to higher costs associated with our debit card processing in the prior quarter and lower fraud losses; and
•a $33 thousand decrease in occupancy due to higher property charges and maintenance fees recognized in the prior quarter primarily due to repair work performed in connection with the decommissioning of ITMs.

Q1 2026 vs. Q1 2025
The decrease in noninterest expense during the current quarter compared to the quarter ended March 31, 2025 was primarily related to:
•a $137 thousand decrease in salaries and benefits due to a reduction in salary expense due to the impact of deferred compensation accruals for key executives and an increase in deferred salaries due to loan growth, partially offset by an increase in medical expense due to higher premiums paid by the Company;
•a $23 thousand decrease in regulatory assessments, primarily due to reduced quarterly assessments resulting from a lower rate applied to a lower average asset balance; and
•a $10 thousand decrease in occupancy expense, due to higher building lease charges in 2025 resulting from lease renewals and maintenance charges.

These decreases were partially offset by a $136 thousand increase in operations expense, primarily due to higher costs associated with our debit card processing.

Balance Sheet Review, Capital Management and Credit Quality
Assets totaled $1.11 billion at March 31, 2026, up from $1.09 billion at December 31, 2025 and $1.07 billion at March 31, 2025. The increase in total assets from December 31, 2025 was primarily a result of higher balance of loans held-for-portfolio and a new equity investment in the first quarter of 2026. These were also the reasons for the increase in total assets from March 31, 2025, along with higher balances of cash and cash equivalents.
Cash and cash equivalents decreased $469 thousand, or 0.3%, to $138.0 million at March 31, 2026, compared to $138.5 million at December 31, 2025, and increased $6.5 million, or 4.9%, from $131.5 million at March 31, 2025. The decrease from December 31, 2025 primarily relates to increase in loans held-for-portfolio and a new $5.0 million equity investment, partially offset by higher deposit balances. The increase from March 31, 2025 was primarily due to higher deposit balances, partially offset by an increase in loans held-for-portfolio, the new equity investment noted above, and the repayment of borrowings and subordinated debt during the fourth quarter of 2025.
Investment securities decreased $190 thousand, or 2.0%, to $9.4 million at March 31, 2026, compared to $9.6 million at December 31, 2025, and decreased $409 thousand, or 4.2%, from $9.8 million at March 31, 2025. Held-to-maturity securities totaled $1.9 million at both March 31, 2026 and December 31, 2025, compared to $2.1 million at March 31, 2025. Available-for-sale securities totaled $7.5 million at March 31, 2026, compared to $7.7 million at both December 31, 2025 and March 31, 2025. The decreases in our available-for-sale and held-to-maturity portfolios from December 31, 2025 and March 31, 2025 related to principal paydowns or payoffs, as well as decreases in the fair value of available-for-sale securities.
Loans held-for-portfolio totaled $921.5 million at March 31, 2026, compared to $905.5 million at December 31, 2025 and $886.2 million at March 31, 2025. The increase from December 31, 2025, was primarily due to growth in construction and land loans. The increase from March 31, 2025, reflected growth in home equity, commercial real estate, multifamily and construction and land loans. These increases were partially offset by a decline in one-to-four family loans, driven by fewer new home loans and normal amortization, as well as a decrease in floating home loans and other consumer loans.
Equity securities totaled $5.0 million at March 31, 2026, compared to zero at both December 31, 2025 and March 31, 2025. The increase primarily related to the strategic decision to deploy some of our interest-earning cash into a higher yielding Community Reinvestment Act (“CRA”)-eligible workforce housing equity investment in the first quarter of 2026. While this investment carries more risk, the level of investment remains low compared to our total assets and partially replaces the runoff of our CRA-eligible available-for-sale debt securities over the past few years.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, increased $1.4 million, or 22.1%, to $7.5 million at March 31, 2026, from $6.1 million at December 31, 2025, and decreased $2.2 million, or 22.9%, from $9.7 million at March 31, 2025. The increase from December 31, 2025 was primarily due to the placement of $1.8 million of loans on nonaccrual status, including one multifamily loan of $1.1 million, partially offset by loan payoffs, returns to accrual status, charged-offs, and OREO sales. The decrease from one year ago was primarily due to loan payoffs totaling $7.9 million, returns to accrual status, and charged-offs, partially offset by $6.5 million of new nonaccrual loans.
Nonperforming loans totaled $7.4 million at March 31, 2026, with commercial and multifamily loans representing $4.2 million, or 57.1% of total nonperforming loans, reflecting a concentration in larger relationships. One-to-four family nonperforming loans totaled $1.9 million, or 26.3% of total nonperforming loans, and the remaining balance of nonperforming loans was primarily comprised of manufactured home, home equity, and other consumer loans. OREO and other repossessed assets totaled $99 thousand, representing 1.3% of total NPAs.
NPAs to total assets were 0.67%, 0.56% and 0.91% at March 31, 2026, December 31, 2025 and March 31, 2025, respectively. The allowance for credit losses on loans to total loans outstanding was 0.94% at March 31, 2026, compared to 0.95% at both December 31, 2025 and March 31, 2025. Net loan charge-offs were $19 thousand for the first quarter of 2026, compared to $27 thousand for the fourth quarter of 2025 and $21 thousand for the first quarter of 2025.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Nonperforming Loans:
One-to-four family	$1,939	$1,597	$609	$1,423	$762
Home equity loans	383	187	201	359	368
Commercial and multifamily	4,213	3,163	1,065	1,065	5,627
Construction and land	80	82	103	21	22
Manufactured homes	475	461	476	489	501
Floating homes	—	—	—	—	2,363
Commercial business	30	30	—	—	—
Other consumer	259	262	263	9	10
Total nonperforming loans	7,379	5,782	2,717	3,366	9,653
OREO and Other Repossessed Assets:
One-to-four family	—	259	259	259	—
Manufactured homes	99	85	85	41	41
Total OREO and repossessed assets	99	344	344	300	41
Total NPAs	$7,478	$6,126	$3,061	$3,666	$9,694

Percentage of Nonperforming Loans:
One-to-four family	25.9%	26.1%	19.9%	38.8%	7.9%
Home equity loans	5.1	3.1	6.6	9.8	3.8
Commercial and multifamily	56.3	51.6	34.8	29.1	58.0
Construction and land	1.1	1.3	3.4	0.6	0.2
Manufactured homes	6.4	7.5	15.6	13.3	5.2
Floating homes	—	—	—	—	24.4
Commercial business	0.4	0.5	—	—	—
Other consumer	3.5	4.3	8.5	0.2	0.1
Total nonperforming loans	98.7	94.4	88.8	91.8	99.6
Percentage of OREO and Other Repossessed Assets:
One-to-four family	—	4.2	8.4	7.1	—
Manufactured homes	1.3	1.4	2.8	1.1	0.4
Total OREO and repossessed assets	1.3	5.6	11.2	8.2	0.4
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,605	$8,564	$8,536	$8,393	$8,499
Provision for (release of) provision for credit losses during the period	49	68	65	164	(85)
Net charge-offs during the period	(19)	(27)	(37)	(21)	(21)
Balance at end of period	$8,635	$8,605	$8,564	$8,536	$8,393
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$148	$112	$122	$116	$234
Provision for (release of) credit losses during the period	74	36	(10)	6	(118)
Balance at end of period	222	148	112	122	116
Allowance for Credit Losses	$8,857	$8,753	$8,676	$8,658	$8,509
Allowance for credit losses on loans to total loans	0.94%	0.95%	0.94%	0.94%	0.95%
Allowance for credit losses to total loans	0.96%	0.97%	0.95%	0.96%	0.96%
Allowance for credit losses on loans to total nonperforming loans	117.02%	148.82%	315.20%	253.59%	86.95%
Allowance for credit losses to total nonperforming loans	120.03%	151.38%	319.32%	257.22%	88.15%

Total deposits increased $20 million, or 2.1%, to $968.5 million at March 31, 2026, from $948.9 million at December 31, 2025, and increased $58.2 million, or 6.4%, from $910.3 million at March 31, 2025. The increase in total deposits from December 31, 2025 was primarily due to seasonal fluctuations in customer account balances, new client deposits, and higher balances from large depositors. The increase from the prior year end was primarily due to new depositors and existing depositors increasing their balances. Noninterest-bearing deposits decreased $1.5 million, or 1.1%, to $131.1 million at March 31, 2026, compared to $132.6 million at December 31, 2025 and increased $4.4 million, or 3.5%, compared to $126.7 million at March 31, 2025. Noninterest-bearing deposits represented 13.5%, 14.0% and 13.9% of total deposits at March 31, 2026, December 31, 2025 and March 31, 2025, respectively.
FHLB advances totaled $10.0 million at both March 31, 2026 and December 31, 2025, compared to $25.0 million at March 31, 2025. The decrease from March 31, 2025 was due to the early repayment of a $15.0 million FHLB advance during the fourth quarter of 2025 which was originally scheduled to mature in January 2026. FHLB advances are primarily used to support organic loan growth and maintain liquidity ratios in line with our asset/liability objectives. A single FHLB advance outstanding at March 31, 2026 matures in early 2028. Subordinated notes, net, totaled $7.8 million at both March 31, 2026 and December 31, 2025, compared to $11.8 million at March 31, 2025. The decrease in subordinated notes reflects a $4.0 million paydown completed on the first scheduled repricing date of October 1, 2025, as part of a strategic decision to reduce higher costing debt.
Stockholders’ equity totaled $110.4 million at March 31, 2026, an increase of $1.0 million, or 0.9%, from $109.4 million at December 31, 2025, and an increase of $6.0 million, or 5.7%, from $104.4 million at March 31, 2025. The increase in stockholders’ equity from December 31, 2025 was primarily the result of $1.6 million of net income earned during the current quarter and $57 thousand in share-based compensation, partially offset by an $80 thousand increase in accumulated other comprehensive loss, net of tax, and the payment of $541 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Our Tacoma branch is scheduled to close on May 1, 2026 as part of ongoing strategic consolidation efforts. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), as well as in the Company's other press releases, other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of the Company's future financial performance based on its growth strategies and anticipated trends in its business. These statements are only predictions based on the Company's current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions, the factors listed below or other factors that the Company cannot foresee that could cause the Company's actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors that could cause the Company's actual results to differ materially from those expressed or implied by these forward-looking statements and from historical performance include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System, which could adversely affect the Company's revenues and expenses, the values of the Company's assets and obligations and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, including their effects on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; the Company's ability to implement key growth initiatives and strategic priorities; environmental, social and governance matters; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislation or regulatory changes, including but not limited to changes in capital requirements, banking regulations, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, as well as the imposition of new or increased tariffs and trade restrictions, any of which may disrupt financial markets, global supply chains, commodity prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Interest income	$14,465	$14,284	$14,652	$14,915	$13,706
Interest expense	5,418	5,622	5,712	5,660	5,635
Net interest income	9,047	8,662	8,940	9,255	8,071
Provision for (release of provision for) credit losses	123	104	55	170	(203)
Net interest income after provision for (release of provision for) credit losses	8,924	8,558	8,885	9,085	8,274
Noninterest income:
Service charges and fee income	624	649	672	664	684
Earnings on bank-owned life insurance	130	189	225	229	195
Mortgage servicing income	248	253	262	263	269
Fair value adjustment on mortgage servicing rights	(140)	(160)	(372)	(80)	(99)
Net gain on sale of loans	101	73	94	44	49
Other income (loss)	(53)	(137)	—	—	—
Total noninterest income	910	867	881	1,120	1,098
Noninterest expense:
Salaries and benefits	4,458	3,533	4,259	4,321	4,595
Operations	1,501	1,683	1,483	1,443	1,365
Regulatory assessments	198	(53)	221	222	221
Occupancy	427	460	431	416	437
Data processing	1,287	1,200	1,274	1,254	1,293
Net loss on OREO and repossessed assets	3	17	8	9	3
Total noninterest expense	7,874	6,840	7,676	7,665	7,914
Income before provision for income taxes	1,960	2,585	2,090	2,540	1,458
Provision for income taxes	384	339	395	488	291
Net income	$1,576	$2,246	$1,695	$2,052	$1,167

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
ASSETS
Cash and cash equivalents	$137,984	$138,453	$101,156	$102,542	$131,494
Available-for-sale securities, at fair value	7,517	7,699	7,637	7,521	7,689
Held-to-maturity securities, at amortized cost	1,884	1,892	1,899	2,113	2,121
Equity securities	5,000	—	—	—	—
Loans held-for-sale	281	542	271	2,025	2,267
Loans held-for-portfolio	921,518	905,533	909,715	904,286	886,226
Allowance for credit losses - loans	(8,635)	(8,605)	(8,564)	(8,536)	(8,393)
Total loans held-for-portfolio, net	912,883	896,928	901,151	895,750	877,833
Accrued interest receivable	3,888	3,771	3,896	3,658	3,540
Bank-owned life insurance, net	23,747	23,327	23,138	22,913	22,685
Other real estate owned ("OREO") and other repossessed assets, net	99	344	344	300	41
Mortgage servicing rights, at fair value	4,096	4,183	4,305	4,638	4,688
Federal Home Loan Bank ("FHLB") stock, at cost	1,120	1,060	1,735	1,734	1,734
Premises and equipment, net	4,168	4,239	4,421	4,498	4,591
Right-of-use assets	3,133	3,423	3,679	3,933	3,546
Other assets	6,251	6,312	6,531	6,617	6,957
TOTAL ASSETS	$1,112,051	$1,092,173	$1,060,163	$1,058,242	$1,069,186
LIABILITIES
Interest-bearing deposits	$837,409	$816,309	$767,554	$775,262	$783,660
Noninterest-bearing deposits	131,092	132,566	131,389	124,197	126,687
Total deposits	968,501	948,875	898,943	899,459	910,347
Borrowings	10,000	10,000	25,000	25,000	25,000
Accrued interest payable	496	674	774	634	586
Lease liabilities	3,364	3,671	3,943	4,213	3,828
Other liabilities	8,839	10,366	10,146	10,238	10,774
Advance payments from borrowers for taxes and insurance	2,625	1,387	2,116	914	2,450
Subordinated notes, net	7,812	7,801	11,791	11,780	11,770
TOTAL LIABILITIES	1,001,637	982,774	952,713	952,238	964,755
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,797	28,737	28,665	28,590	28,515
Retained earnings	82,518	81,483	79,724	78,517	76,952
Accumulated other comprehensive loss, net of tax	(926)	(846)	(964)	(1,128)	(1,061)
TOTAL STOCKHOLDERS' EQUITY	110,414	109,399	107,450	106,004	104,431
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,112,051	$1,092,173	$1,060,163	$1,058,242	$1,069,186

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Annualized return on average assets	0.58%	0.84%	0.63%	0.78%	0.45%
Annualized return on average equity	5.78%	8.19%	6.26%	7.78%	4.53%
Annualized net interest margin(1)	3.49%	3.36%	3.48%	3.67%	3.25%
Annualized efficiency ratio(2)	79.08%	71.78%	78.16%	73.88%	86.31%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Basic earnings per share	$0.61	$0.87	$0.66	$0.80	$0.45
Diluted earnings per share	$0.61	$0.87	$0.66	$0.79	$0.45
Weighted-average basic shares outstanding	2,562,467	2,557,608	2,556,562	2,556,562	2,554,265
Weighted-average diluted shares outstanding	2,574,212	2,574,586	2,575,575	2,577,990	2,578,609
Common shares outstanding at period-end	2,568,043	2,567,953	2,566,069	2,566,069	2,566,069
Book value per share	$43.00	$42.60	$41.87	$41.31	$40.70

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$914,113	$13,307	5.90%	$905,754	$13,155	5.76%	$896,822	$12,588	5.69%
Interest-earning cash	120,683	1,061	3.57%	103,892	1,007	3.85%	95,999	1,010	4.27%
Investments	15,646	97	2.51%	12,218	122	3.96%	12,924	108	3.39%
Total interest-earning assets	$1,050,442	14,465	5.58%	1,021,864	$14,284	5.55%	$1,005,745	13,706	5.53%
Interest-Bearing Liabilities:
Savings and money market accounts	$388,633	2,306	2.41%	$363,341	2,327	2.54%	$332,406	2,058	2.51%
Demand and NOW accounts	125,932	82	0.26%	126,984	93	0.29%	140,905	108	0.31%
Certificate accounts	301,341	2,736	3.68%	293,955	2,782	3.75%	292,973	3,039	4.21%
Subordinated notes	7,808	186	9.66%	7,798	197	10.02%	11,766	168	5.79%
Borrowings	10,556	108	4.15%	20,109	223	4.40%	25,000	262	4.25%
Total interest-bearing liabilities	$834,270	5,418	2.63%	$812,187	5,622	2.75%	$803,050	5,635	2.85%
Net interest income/spread		$9,047	2.95%		$8,662	2.80%		$8,071	2.68%
Net interest margin			3.49%			3.36%			3.25%

Ratio of interest-earning assets to interest-bearing liabilities	126%			126%			125%
Noninterest-bearing deposits	$133,691			$128,964			$126,215
Total deposits	949,597	$5,124	2.19%	913,244	$5,202	2.26%	892,499	$5,205	2.37%
Total funding (1)	967,961	5,418	2.27%	941,151	5,622	2.37%	929,265	5,635	2.46%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Real estate loans:
One-to-four family	$251,146	$253,841	$257,797	$262,672	$262,457
Home equity	31,903	31,468	29,903	28,582	28,112
Commercial and multifamily	409,810	409,729	408,802	398,429	392,798
Construction and land	71,878	50,261	52,797	49,926	42,492
Total real estate loans	764,737	745,299	749,299	739,609	725,859
Consumer loans:
Manufactured homes	42,968	43,080	42,735	43,112	42,448
Floating homes	84,927	87,315	88,674	91,448	86,626
Other consumer	15,978	16,571	17,031	17,259	18,224
Total consumer loans	143,873	146,966	148,440	151,819	147,298
Commercial business loans	15,164	15,378	14,214	14,779	14,690
Total loans	923,774	907,643	911,953	906,207	887,847
Less:
Premiums	610	627	644	662	688
Deferred fees, net	(2,866)	(2,737)	(2,882)	(2,583)	(2,309)
Allowance for credit losses - loans	(8,635)	(8,605)	(8,564)	(8,536)	(8,393)
Total loans held-for-portfolio, net	$912,883	$896,928	$901,151	$895,750	$877,833

DEPOSITS
(Dollars in thousands, unaudited)

	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Noninterest-bearing demand	$131,091	$132,566	$131,388	$124,197	$126,687
Interest-bearing demand	130,643	125,634	129,570	137,222	143,595
Savings	58,881	59,478	60,106	61,813	63,533
Money market	345,913	331,604	286,827	282,346	287,058
Certificates	301,973	299,593	291,052	293,881	289,474
Total deposits	$968,501	$948,875	$898,943	$899,459	$910,347

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total nonperforming loans	$7,379	$5,782	$2,717	$3,366	$9,653
OREO and other repossessed assets	99	344	344	300	41
Total nonperforming assets	$7,478	$6,126	$3,061	$3,666	$9,694
Net charge-offs during the quarter	$(19)	$(27)	$(37)	$(21)	$(21)
Provision for (release of) credit losses during the quarter	123	104	55	170	(203)
Allowance for credit losses - loans	8,635	8,605	8,564	8,536	8,393
Allowance for credit losses - loans to total loans	0.94%	0.95%	0.94%	0.94%	0.95%
Allowance for credit losses - loans to total nonperforming loans	117.02%	148.82%	315.20%	253.59%	86.95%
Nonperforming loans to total loans	0.80%	0.64%	0.30%	0.37%	1.09%
Nonperforming assets to total assets	0.67%	0.56%	0.29%	0.35%	0.91%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Total loans to total deposits	95.38%	95.65%	101.45%	100.75%	97.53%
Noninterest-bearing deposits to total deposits	13.54%	13.97%	14.62%	13.81%	13.92%

Average total assets for the quarter	$1,094,501	$1,066,451	$1,063,972	$1,055,881	$1,051,135
Average total equity for the quarter	$110,575	$108,837	$107,375	$105,803	$104,543

Contact

Financial:
Wes Ochs
President/CFO
(206) 436-8587

Media:
Laurie Stewart
CEO
(206) 436-1495